Exhibit 10.1

THIRD AMENDMENT
TO
EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made effective as of October 30, 2018 between SRC Energy Inc., a Colorado corporation (the “Company”), and Lynn A. Peterson (the “Executive”).

WITNESSETH

WHEREAS, Executive and the Company are party to that certain Employment Agreement, dated as of May 27, 2015, as amended effective December 22, 2016 and February 20, 2018 (the “Employment Agreement”), pursuant to which Executive is employed as President of the Company;

WHEREAS, Executive and the Company wish to amend the definition of “Good Reason” in the Employment Agreement so that cash severance is payable upon a change in control only upon a “double trigger;” and

WHEREAS, Section 9.7 of the Employment Agreement permits the parties thereto to amend the Employment Agreement by written instrument, and Executive and the Company now wish to amend the Employment Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.

AMENDMENT

1.    The first paragraph of Section 4.6 of the Employment Agreement is hereby amended by removing the existing first paragraph of Section 4.6 of the Employment Agreement as set forth therein, and replacing it with the following:

“4.6    Constructive Termination shall occur if the Executive resigns his employment within ninety (90) days of the occurrence of any of the following events: (i) a relocation (or demand for relocation) of Executive's place of employment to a location more than thirty-five (35) miles from Executive's current place of employment, (ii) the Board materially interferes with the performance of the Executive's duties, (iii) the Company shall fail to nominate the Executive for nomination or appointment to the Board of Directors of the Company; (iv) the Company's material breach of this Agreement or any other written agreement between Executive and the Company; provided the Company is given notice of said breach and provided an opportunity to cure such breach for 30 days from the date of such notice; (v) the material diminution of the Executive's duties responsibilities, authority, offices or titles in effect as of the Effective Date; or (vi) a reduction of Executive's salary, or adverse modifications to the stock awarded to Executive under this Agreement, or to the Company's stock plan (or any other similar plan), or a material reduction in Executive's total compensation under this Agreement, except for any reductions equally applicable to all executive officers of the Company as approved by the Board.”

2.    Except for the above amendment, the Employment Agreement shall be unamended and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the day and year first above written.

SRC ENERGY INC.

_________________________________

                            James P. Henderson, CFO

EXECUTIVE

____________________________________

                            Lynn A. Peterson

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